UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2024

SITE Centers Corp.

(Exact name of Registrant as Specified in Its Charter)

Ohio	1-11690	34-1723097
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway
Beachwood, Ohio	44122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216) 755-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, Par Value $0.10 Per Share	SITC	New York Stock Exchange
Depositary Shares, each representing 1/20 of a share of 6.375% Class A Cumulative Redeemable Preferred Shares without Par Value	SITC PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As SITE Centers Corp. (the “Company”) previously announced, the Company plans to spin off (the “Spin Off”) a portfolio of convenience retail properties into a separate, publicly traded company named Curbline Properties Corp. (“Curbline”). The Company currently expects to complete the Spin Off on October 1, 2024, subject to the satisfaction or waiver of certain conditions.

Board of Directors

On September 11, 2024, in connection with the Spin Off, the Board of Directors (the “Board”) of the Company reduced the size of the Board from eight members to five members, effective on the date immediately prior to the date on which the Spin Off is consummated (the “Antecedent Date”).

Resignation of Directors

On September 11, 2024, Linda B. Abraham, Terrance R. Ahern, Jane E. DeFlorio, Victor B. MacFarlane, Alexander Otto and Barry A. Sholem (collectively, the “Resigning Directors”) informed the Company of their intentions to resign from the Board, effective on the Antecedent Date. Such decisions to resign were not the result, in whole or in part, of any disagreement with the Company or the Company’s management.

David R. Lukes and Dawn M. Sweeney will continue to serve as members of the Board following the Antecedent Date.

Appointment of New Directors

On September 11, 2024, the Board appointed the following directors to fill the vacancies on the Board caused by the resignations of the Resigning Directors (taking into account the reduction in Board size referred to above), in each case, effective on the Antecedent Date: Gary N. Boston, John M. Cattonar and Cynthia Foster Curry (collectively, the “New Directors”). The New Directors will serve for an initial term ending at the Company’s 2025 Annual Meeting of Shareholders and until his or her successor is elected and qualified, or until his or her earlier resignation, removal from office or death.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2024, Mr. Cattonar is party to an Assigned Employment Agreement, dated as of September 1, 2024, by and among the Company, Curbline, Curbline TRS LLC and Mr. Cattonar. Mr. Cattonar is also party to an indemnification agreement with the Company, dated May 11, 2021, which is in substantially the same form as the indemnification agreement for directors and officers that was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 13, 2017 (the “Standard Indemnification Agreement”).

The Company will also enter into an indemnification agreement with each of Mr. Boston and Ms. Foster Curry in substantially the same form as the Standard Indemnification Agreement. It is not currently contemplated that Mr. Cattonar will receive compensation for his services as director of the Company for any period during which he is also serving as an executive officer of the Company.

It is currently contemplated that, after the Spin Off, the Company will implement a revised non-employee director compensation program. Under this program: (1) each director will receive an annual cash retainer of $60,000 per year, paid quarterly; (2) the non-employee Chair of the Board will receive an additional annual cash retainer of $50,000 per year, paid quarterly; (3) the chairs of each of the Audit, Compensation and Nominating and ESG Committees of the Board will receive additional annual cash retainers in the amount of $25,000, $15,000 and $15,000, respectively, while the non-chair members of each of the Audit, Compensation and Nominating and ESG Committees of the Board will receive additional annual cash retainers in the amount of $12,500, $7,500 and $7,500, respectively (all of which will be paid quarterly); (4) for Board meetings in excess of eight per year, each director will receive a meeting fee of $2,000 ($3,000 for the non-employee Chair of the Board) in cash for each such additional Board meeting attended; (5) for Board committee meetings each year in excess of six for Audit, four for Compensation and four for Nominating and ESG, the chair of each such committee will receive committee meeting fees in cash equal to $3,000 for each such additional committee meeting attended, while each non-chair member of such committees will receive committee meeting fees in cash equal to $2,000 for each such additional committee meeting attended; and (6) each director will receive an upfront restricted share units grant equal in value to $300,000 that vests on a ratable basis, subject generally to continued service on the Board, over three years (with dividends and other distributions paid on a current basis).

Each of Mr. Boston and Mses. Foster Curry and Sweeney are expected to serve on the Audit, Compensation and Nominating and ESG Committees beginning on the Antecedent Date.

There are no arrangements or understandings between any of the New Directors and any other person pursuant to which any of the New Directors was selected as a director, and there are no transactions between any of the New Directors and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SITE Centers Corp.

Date: September 17, 2024	By:	/s/ Aaron Kitlowski
	Name:	Aaron Kitlowski
	Title:	Executive Vice President, General Counsel and Secretary